EXHIBIT 4.1

Description of ARMOUR Residential REIT, Inc.’s Securities Registered Pursuant to Section 12
of the Securities and Exchange Act of 1934

The following is a brief description of the securities of ARMOUR Residential REIT, Inc. (“we,” “us,” “our,” or “ARMOUR”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Maryland General Corporation Law (the “MGCL”), the full text of our charter, including the articles supplementary designating the outstanding series of preferred stock and bylaws.
Capital Stock
General
Our charter provides that we may issue up to 125,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Under Maryland law, stockholders are not generally liable for our debts or obligations.
Our capital stock does not represent any interest in or obligation of our external manager, ARMOUR Capital Management LP (“ACM”). Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. Our capital stock does not benefit from any insurance guaranty association coverage or any similar protection.
Transfer Agent and Registrar
Our transfer agent and registrar for our common stock and preferred stock is Continental Stock Transfer & Trust Company. The principal business address for Continental Stock Transfer and Trust Company is One State Street, 30th Floor, New York, NY 10004.
Common Stock, $0.001 par value per share
Trading Symbol
Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol, “ARR.”
Dividends Rights
Subject to the preferential rights of any other class or series of shares of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available for such purposes if, as and when authorized by our board of directors and declared by us.
No Maturity
The common stock has no stated maturity and are not subject to any sinking fund. Shares of the common stock remain outstanding indefinitely unless we decide to repurchase them.
No Redemption
Holders of shares of common stock have no redemption or repurchase rights and the shares of common stock are not subject to mandatory redemption.
No Conversion
Holders of share of common stock have no conversion or exchange rights.

EXHIBIT 4.1

Liquidation
Holders of shares of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities and outstanding preferential capital stock.
Ranking
The shares of common stock have no preference rights and rank junior to our existing and future preferred stock and indebtedness.
Voting Rights
Subject to the provisions of our charter regarding the restrictions on transfer of shares of stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such shares of common stock will possess exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge with another entity, transfer all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters (other than certain amendments to the provisions of our charter related to the removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendment to these provisions) may be approved by a majority of all of the votes entitled to be cast on the matter. Our by-laws provide that directors shall be elected by a majority of all votes entitled to be cast on the matter; provided, however, that directors shall be elected by a plurality of all the votes entitled to be cast on the matter for which we determine that the number of nominees exceeds the number of directors to be elected. A majority of the votes entitled to be cast on any other matter which may properly come before the stockholders shall be sufficient to approve it.
No Preemptive Rights
Holders of shares of common stock have no preemptive rights to subscribe for any of our securities.
7.875% Series B Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per share, $0.001 par value per share
We have announced our intention to redeem 100% of the shares of our outstanding 7.875% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”), at a price of $25.00 per share, on February 27, 2020. Our outstanding Series B Preferred Stock has the same terms as our outstanding Series C Preferred Stock (as defined and described below), except for the interest rate (7.875%), the optional redemption date (which may be at any time) and the Share Cap (0.870475, as adjusted), as defined in the articles supplementary designating the terms and conditions of the Series B Preferred Stock attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2013.
Our Series B Preferred Stock is traded on the NYSE under the symbol, “ARR PRB.”
7.00% Series C Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per share, $0.001 par value per share
Trading Symbol
Our Series C Preferred Stock is traded on the NYSE under the symbol, “ARR PRC.”
Dividend Rights

EXHIBIT 4.1

Holders of the 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) will be entitled to receive cumulative cash dividends at a rate of 7.00% per annum of the $25.00 per share liquidation preference (equivalent to $1.75 per annum per share). Dividends will be payable monthly on the 27th day of each month, provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends will accrue and be cumulative from, and including, the date of original issuance. Dividends will be payable to holders of record as they appear in our stock records for the Series C Preferred Stock at the close of business on the applicable record date, which shall be the 15th day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls.
No Maturity
The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below.
Optional Redemption
The Series C Preferred Stock is not redeemable by us prior to January 28, 2025 except under circumstances intended to preserve our qualification as a real estate investment trust (“REIT”) for federal income tax purposes and except as described below. On and after January 28, 2025 we may, at our option, upon no less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined in the articles supplementary designating the terms and conditions of the Series C Preferred Stock attached as an exhibit to our registration statement on Form 8-A filed with the Commission on January 28, 2020 (the “Articles Supplementary”)), we may, at our option, upon no less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined in the Articles Supplementary), we have provided notice of our election to redeem some or all of the shares of Series C Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of Series C Preferred Stock will not have the conversion right described below.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right, subject to our election to redeem the Series C Preferred Stock in whole or part, prior to the Change of Control Conversion Date, to convert some or all of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock equal to the lesser of:

•
the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series C Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price (as defined in the Articles Supplementary); and

•
2.613696, subject to certain adjustments; in each case, on the terms and subject to the conditions described in the Articles Supplementary, including provisions for the receipt, under specified circumstances, of alternative consideration as described in the Articles Supplementary.

Liquidation Preference
If we liquidate, dissolve or wind up, holders of the Series C Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to the holders of our common stock.
Ranking

EXHIBIT 4.1

The Series C Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with our Series B Preferred Stock (while outstanding) and all other equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series C Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up. The Series C Preferred Stock will effectively rank junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiaries and any future subsidiaries.
Voting Rights
Holders of Series C Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series C Preferred Stock for eighteen or more monthly dividend periods (whether or not consecutive), the holders of the Series C Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable (including holders of the Series B Preferred Stock, while outstanding) and which are entitled to vote as a class with the Series C Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series C Preferred Stock, subject to certain limitations described in the Articles Supplementary. In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock is required for us to authorize or issue any class or series of stock ranking prior to the Series C Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of charter so as to materially and adversely affect any rights of the Series C Preferred Stock, or to take certain other actions. If any such amendments to our charter would be material and adverse to holders of the Series C Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable (including our Series B Preferred Stock, while outstanding), a vote of at least two-thirds of the outstanding shares of Series C Preferred Stock and the shares of the other applicable series (including our Series B Preferred Stock, while outstanding) materially and adversely affected, voting together as a class, would be required. On each matter on which holders of Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred stock have the right to vote with the Series C Preferred Stock as a single class on any matter, the Series C Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
No Preemptive Rights
No holders of the Series C Preferred Stock will, as holders of Series C Preferred Stock, have any preemptive rights to purchase or subscribe for our preferred stock, common stock or any other security.
Restrictions on Transfer and Ownership of our Capital Stock
In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, after the first year for which an election to be a REIT has been made, not more than 50% of the value of the outstanding shares of stock may be owned, directly, indirectly, or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (which we have referred to as the 5/50 test).
Our charter contains restrictions limiting the ownership and transfer of shares of our common stock and other outstanding shares of stock, warrants, and options. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% by value or number, whichever is more restrictive, of our outstanding shares of common stock (the common share ownership limit), or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding capital stock (the aggregate share ownership limit). The common share ownership limit and the aggregate share ownership limit are collectively referred to herein as the “ownership limits.” For the purposes of determining the percentage ownership of our capital stock by any person, shares of capital stock that may be acquired upon conversion, exchange or exercise of any of our securities directly or constructively held by such person, but not capital stock issuable with respect to the conversion, exchange or exercise of our securities held by other persons, shall be deemed to be outstanding prior to conversion, exchange or exercise. Therefore, our outstanding series of cumulative redeemable preferred stock owned directly or indirectly

EXHIBIT 4.1

by each holder (but not such preferred stock held by the other holders) will be counted as common stock (on an as-converted basis) for purposes of the 9.8% ownership limitation applicable to our common stock with respect to such holder. All outstanding series of cumulative redeemable preferred stock will be counted as capital stock for purposes of the 9.8% ownership limitation applicable to our capital stock.
A person or entity that becomes subject to the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of our stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of shares of our stock.
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. They also cause shares underlying warrants or options to purchase our stock if any, to be treated as if they were owned by the holder or beneficial owner of such warrants or options. As a result, the acquisition of less than 9.8% by value or number, whichever is more restrictive, of our outstanding shares of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or number, whichever is more restrictive, of our outstanding shares of common stock, and thereby subject the shares of common stock, total shares of stock or warrants to the applicable ownership limit.
Our board of directors may, in its sole discretion, exempt a person from the above-referenced ownership limits. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in a tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that such person will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a trust for the benefit of a charitable beneficiary. As a condition of its waiver, our board of directors may require an opinion of counsel or Internal Revenue Service ruling satisfactory to the board of directors with respect to our qualification as a REIT.
There have been holders of our capital stock whose ownership exceeds the ownership limits set forth in our charter. We have granted waivers from the ownership limits for such holders where, based on representations, covenants and agreements received from such holders, we determined that such waivers would not jeopardize our status as a REIT.
In connection with an exemption from the ownership limits or at any other time, our board of directors may from time to time increase or decrease the ownership limits for one or more persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders; and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as the board of directors may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in shares of our common stock or total shares of stock, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of shares of our common stock or total shares of stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or total shares of stock, as applicable, in excess of such percentage ownership of shares of our common stock or total shares of stock will be in violation of such ownership limit. Additionally, the new ownership limit may not allow five or fewer individuals to own more than 49.9% in value of our outstanding shares of stock.
Our charter provisions further prohibit:

•
any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock, which includes ownership of warrants, if any, that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

EXHIBIT 4.1

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately of such event to us or, in the case of a proposed or attempted transaction, at least 15 days prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Pursuant to our charter, if any transfer of shares of our stock would result in shares of our stock being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause such person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856 (h) of the Code or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we or our designee, accept such offer. We have the right to accept such offer until the trustee has sold the shares of stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of the sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount must be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee shall have no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee.
Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

EXHIBIT 4.1

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote. If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of shares of our stock set forth in the charter, the board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the name and address of such owner, the number of shares of our stock which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide ARMOUR with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.
Certain Provisions of our Charter and Bylaws and of Maryland Law
As described below, our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt into the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Removal of Directors
Our charter provides that a director may be removed, with or without cause, and only by the affirmative vote of the holders of shares entitled to cast at least two thirds of all the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacancies on the board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Our board of directors may provide that the board’s approval is subject to compliance with any terms and conditions determined by the board of directors.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute,

EXHIBIT 4.1

our board of directors has by resolution exempted business combinations (1) between us and any person, provided that such business combination is first approved by our board of directors (including a majority of its directors who are not affiliates or associates of such person) and (2) between us and ACM or its affiliates. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and such persons. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board of directors be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, pursuant to Subtitle 8, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board of directors, which removal will be allowed with or without cause, (2) vest in the board of directors the exclusive power to fix the number of directorships and (3) require, unless called by the chairman of the board of directors, chief executive officer, president or the board of directors, the written request of stockholders of not less than a majority of all the votes entitled to be cast at such a meeting to call a special meeting.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time set by our board of directors. In addition, the chairman of the board of directors, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by the secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.
Amendment to Our Charter and Bylaws
Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Otherwise, except for amendments related to removal of directors, the restrictions on ownership and transfer of shares of our stock and the requirement of a two-thirds vote for amendments to these provisions (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter and the approval of our board of directors), our charter may be amended only with the approval of the board of directors and the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Dissolution
Our dissolution must be approved by a majority of the entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting on the election of directors or on the proposal of other business, as the case maybe, and has complied with the advance notice provisions set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the board of directors has determined that directors will be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving his notice and at the time of the meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by

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a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of ours who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of ours and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.